W&R TARGET FUNDS, INC.
6300 LAMAR AVENUE
P. O. BOX 29217
SHAWNEE MISSION, KANSAS 66201-9217

February 14, 2006

Securities and Exchange Commission
100 F Street NW
Washington DC 20549

Re:	Request for Acceleration
W&R Target Funds, Inc.
File Nos. 33-11466 and 811-5017/CIK No. 810016
Post-Effective Amendment No. 40

Dear Sir or Madam:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended ("1933 Act"), the undersigned hereby requests that effectiveness under the 1933 Act of Post-Effective Amendment No. 40 to its registration statement on Form N-1A be accelerated to April 3, 2006, or as soon thereafter as possible.

Very truly yours,

W&R TARGET FUNDS, INC.

By: /s/Kristen A. Richards
Name: Kristen A. Richards
Title: Vice President, Secretary
and Associate General Counsel

WADDELL & REED, INC.
6300 LAMAR AVENUE
P. O. BOX 29217
SHAWNEE MISSION, KANSAS 66201-9217

February 14, 2006

EDGAR FILING

Securities and Exchange Commission
100 F Street NW
Washington DC 20549

Re:	Request for Acceleration
W&R Target Funds, Inc.
File Nos. 33-11466 and 811-5017/CIK No. 810016
Post-Effective Amendment No. 40

Dear Sir or Madam:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended ("1933 Act"), as principal underwriter for W&R Target Funds, Inc. ("Registrant"), we hereby request that effectiveness under the 1933 Act of Post-Effective Amendment No. 40 to Registrant's registration statement on Form N-1A be accelerated to April 3, 2006, or as soon thereafter as possible.

Very truly yours,

WADDELL & REED, INC.

By: /s/Mark P. Buyle
Name: Mark P. Buyle
Title: Vice President